PERSONAL AND CONFIDENTIAL

EXECUTIVE OFFICER LEVEL

CHIEF EXECUTIVE OFFICER

Palomar Medical Technologies, Inc.
2011 Incentive Compensation Program
Operating Period - January 1, 2011 to December 31, 2011

General

The amount of bonus the Chief Executive Officer (“CEO”) receives will depend on the 2011 actual performance of Palomar as compared to the Palomar 2011 Operating Plan (“the Plan”) and the CEO’s contribution toward achieving the Plan.  The payout is calculated based on the CEO’s 2011 base salary that was effective as of January 1, 2011.

Upon Palomar achieving the Bonus Levels as described below, the CEO’s bonus amount will be adjusted based on the CEO’s contribution toward achieving the Plan, including, but not limited to, the following objectives:

-	Expand distribution for the home wrinkle treatment product
-	Establish additional international offices
-	Increase international sales by supporting and adding distributors
-	Launch an additional product in the professional market
-	Support strength of our products with clinical studies, white papers and luminary support
-	Increase laser liposuction market share through education of the advantages of SlimLipo
-	Manage patent litigation cases to maximize chances for favorable outcomes

Calculation of Incentive Compensation Amounts:

Target Bonus Level:

Up to 60% of base salary if Palomar achieves the Plan results from operations before other income/expense and before taxes (including the P&L charge for this Incentive Compensation Program), excluding the following items: (i) outside legal patent litigation costs and (ii) stock-based non-cash compensation expense (“Target Results of Operations”).

Above Target Bonus Level:

Up to an additional 6.27% of the amount that Palomar exceeds the Target Results of Operations.

The Total Bonus payout shall be no more than 200% of the CEO’s base salary.

PERSONAL AND CONFIDENTIAL

1.
No incentive compensation will paid unless Palomar achieves the Target Results of Operations as listed above.  Even if the Target Results of Operations is achieved, the Compensation Committee of the Board of Directors (BOD) may adjust the incentive compensation based on the individual’s performance.

2.	No incentive compensation will accrue to the benefit of any participant until December 31, 2011, at which time the participant must be an employee of Palomar.

3.	Incentive compensation for the 2011 operating period will be paid by March 15, 2012, unless otherwise determined by the Compensation Committee of the BOD.

4.	Where necessary the Compensation Committee of the BOD may adjust financial results to exclude unusual transactions not deemed to be part of normal current operations.

5.	This Incentive Compensation Program may be modified for any reason without notice to the participant in part or in its entirety by the Compensation Committee of the BOD of Palomar.

6.	Continuance of this particular Incentive Compensation Program beyond December 31, 2011 is not guaranteed.

Approved by:

/s/ James G. Martin
James G. Martin
Chairman of the Compensation Committee
Palomar Medical Technologies, Inc.
Approved by BOD on February 8, 2011

Received by:

/s/ Joseph P. Caruso
Chief Executive Officer